4TH GRADE FILMS SECURES FOREIGN DISTRIBUTION PACT WITH VANGUARD CINEMA

Los Angeles, California – February 8, 2011 – 4th Grade Films, Inc. (OTCBB: FHGR-News) announced a foreign distribution agreement with Vanguard Cinema, for the Company’s film, Four Stories of St. Julian.

The Company had previously partnered with Vanguard to distribute the film in the United States, Puerto Rico, and Canada. The foreign agreement, signed February 1, 2011, provides Vanguard the exclusive right to distribute the film in all media formats throughout all domestic and international markets.

“We’re pleased to expand our domestic distribution rights of Four Stories of St. Julian to all international markets,” said Freyr Thor, CEO, Vanguard Cinema. “Following its strong release reception domestically, we look forward to presenting the film to a worldwide audience.”

James Doolin, President of 4th Grade Films, added, “We’re happy to partner once again with Vanguard Cinema, in distributing our film to the international market.”

Four Stories of St. Julian is currently available to consumers on iTunes, Netflix, Amazon, Blockbuster, and video-on-demand through multiple regional cable providers.

About 4th Grade Films, Inc.

4th Grade Films is an independent production company engaged in developing content, securing financing, producing, marketing, and distributing independent films. Four Stories of St. Julian has received accolades from a number of international film festivals. For more information visit www.4thgradefilms.com

About Vanguard International Cinema

Vanguard has been at the forefront of digital media adaptation. Vanguard represents the best films of independent filmmakers from around the world, focusing on films with exemplary creative talent with critical acclaim and festival awards.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended June 30, 2010 and Form 10-Q for the three months ended December 31, 2010, as filed with the Securities and Exchange Commission.

Contact Information:
James Doolin, President
4th Grade Films, Inc.
(801) 649-3519
jamesdoolin@4thgradefilms.com